Exhibit 99.1

Mid-Atlantic Dental Partners to Acquire Birner Dental Management Services, Inc.

Birner Dental Management, Inc. Shareholders to Receive Total Cash Consideration of up to $10.75 per share

Transaction expands Mid-Atlantic Dental Partners’ geographic footprint into the Rockies and Southwest

Plymouth Meeting, PA and Denver, Colorado – October 3rd, 2018 – Mid-Atlantic Dental Service Holdings LLC, operating as Mid-Atlantic Dental Partners, a dental support organization (“DSO”) dedicated to improving the delivery of dental services for dentists and their patients and a portfolio company of S.C. Goldman & Company, LLC (“S.C. Goldman”), announced today that it has entered into a definitive agreement to acquire Birner Dental Management Services, Inc. (OTCQX: BDMS) (“Birner”). Under the terms of the agreement, an affiliate of Mid-Atlantic Dental Partners will purchase all of the outstanding shares of Birner Dental Management Services for $10.62 in cash. Shareholders will also receive one Contingent Value Right (CVR) per share of Birner common stock owned. The CVR entitles shareholders to an additional cash payment of up to $0.13 per share under certain circumstances following the closing of the transaction. The total consideration payable to Birner’s shareholders (assuming full payout of the CVR) represents a 105% premium to Birner’s closing share price of $5.25 on October 2, 2018.

Birner was founded in 1995 and operates dental practice affiliates under the Perfect Teeth® brand throughout Colorado, Arizona, and New Mexico. With more than 100 dentists, Perfect Teeth’s philosophy of “letting dentists be dentists” melds perfectly with the “dental partnership” approach that has defined the business philosophy for both owners and associate dentists of Mid-Atlantic Dental Partners.

Founded in 2016, Mid-Atlantic Dental Partners offers dentists a DSO model that supports dental professionals by providing marketing, financial, practice information and other business services so dentists can focus on delivering the highest quality care to their patients. In addition, Mid-Atlantic Dental Partners offers associate dentists an opportunity to participate in the financial success of the practices. Over the last two years, Mid-Atlantic Dental Partners has built an exceptional management team with deep dental, operational, and entrepreneurial experience.

The acquisition will increase Mid-Atlantic Dental Partners affiliate offices projected annual revenues to more than $100 million.

“Taking the Birner platform to the next level is a truly exciting step in the continued development of Mid-Atlantic Dental Partners into a nationally recognized DSO,” said Mitchell Goldman, Chief Executive Officer of Mid-Atlantic Dental Partners. “We look forward to partnering with Birner to accelerate the redevelopment of all of the Perfect Teeth-branded practices through investment in technology. Dentists, hygienists, dental assistants and office staff are the true assets of our practices, and we will strive to raise the importance of all dental professionals in improving the overall health care of patients and populations. We intend to make substantial investments in the people, equipment and technology of these dental practices,” Mr. Goldman continued.

“The Mid-Atlantic Dental team and organization is a fantastic cultural fit with the business we have built over 23 years at Birner,” said Fred Birner, Chief Executive Officer of Birner. “Mid-Atlantic’s ability to provide the additional resources we need to continue to build and expand our brand while investing in our providers will allow Birner to provide better services to all of its patients. Perfect Teeth shares Mid-Atlantic’s belief that our dental professionals are the backbone of the company and our most valuable asset.”

Birner will become Rocky Mountain Dental Services Holdings, a wholly-owned subsidiary of Mid-Atlantic Dental Services Holdings, at closing of the transaction. Birner will continue to be based in Denver, Colorado and will be locally managed. The newly acquired locations will continue to do business under the Perfect Teeth brand.

Houlihan Lokey served as the exclusive financial advisor and Duane Morris LLP, DLA Piper LLP and Waller LLP served as legal advisors to Mid-Atlantic Dental Partners. DLA Piper LLP served as legal advisors to S.C. Goldman & Company. Cain Brothers, a division of KeyBanc Capital Markets Inc., served as the exclusive financial advisor and Faegre Baker Daniels LLP served as legal advisor to Birner Dental Management Services, Inc.

About Mid-Atlantic Dental Partners

Founded in 2016, Mid-Atlantic Dental Partners is a dental support organization dedicated to improving the delivery of dental care by elevating the importance of dental care in the overall health care of patients and their communities. By providing dentists with financial management, marketing and technology services, Mid-Atlantic Dental Partners alleviates administrative burdens and allows dentists to focus on their patients.

For more information, visit www.mid-atlanticdental.com

About S.C. Goldman & Company, LLC

Founded in 2011, S.C. Goldman & Company is a family partnership which acquires North America-based middle-market companies with leading market positions in healthcare, services, and industrials. The firm’s permanent capital structure allows for efficient decision making and real-time flexibility to structure transactions. Through partnership with its management teams, S.C. Goldman aims to create long-term partnerships capable of building enduring value, for both shareholders and their employees.

About Birner Dental Management Services, Inc.

Perfect Teeth is a group of dental offices dedicated to providing gold standard patient care and services to every patient, every day. Since opening the doors in 1995, Perfect Teeth dental practices have provided family-friendly dental care for patients of all ages in Colorado, New Mexico and Arizona.

For more information, visit www.perfectteeth.com

Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed transaction, Birner intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Birner will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Birner with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Birner’s investor website (https://www.perfectteeth.com/about/investor-relations), or by writing or calling Birner at Birner Dental Management Services, Inc., 1777 S. Harrison Street, Suite 1400, Denver, CO 80210 or at (303) 691-0680. Shareholders should read carefully the proxy statement and any other relevant documents that Birner files with the SEC when they become available before making any voting decision because they will contain important information.

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. Birner, its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Birner’s Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018, and the definitive proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on April 30, 2018. To the extent Birner’s directors and executive officers or their holdings of Birner securities have changed from the amounts disclosed in those filings, to Birner’s knowledge, such changes have been reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These are (or, when filed, will be) available free of charge at http://www.sec.gov and https://www.perfectteeth.com/about/investor-relations/.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the transaction, including the risks that (a) the transaction may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the transaction, (c) other conditions to the consummation of the transaction may not be satisfied, (d) all or part of Mid-Atlantic Dental Partners’ financing may not become available, (e) the risk that regulatory, licensure or other approvals required for the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, (f) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Birner from specifically enforcing Mid-Atlantic Dental Partners’ obligations under the merger agreement or recovering damages for any breach by Mid-Atlantic Dental Partners, and (g) that all or any portion of the CVR is not paid to Birner’s shareholders, (2) the effects that any termination of the transaction may have on Birner or its business, including the risks that (a) Birner’s stock price may decline significantly if the transaction is not completed, (b) the transaction may be terminated in circumstances requiring Birner to pay Mid-Atlantic Dental Partners a termination fee of up to $2 million, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the transaction; (3) the effects that the announcement or pendency of the transaction may have on Birner and its business, including the risks that as a result (a) Birner’s business, operating results or stock price may suffer, (b) Birner’s current plans and operations may be disrupted, (c) Birner’s ability to retain or recruit key employees may be adversely affected, (d) Birner’s business relationships (including, patients, dentists, and suppliers) may be adversely affected, or (e) Birner’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Birner’s ability to operate its business or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the transaction and instituted against Birner and others; (6) the risk that the transaction may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Birner’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company disclaims any obligation to update these forward-looking statements.

CONTACT

Mid-Atlantic Dental Partners

Jessica Sharp

Maven Communications

jsharp@mavenagency.com

215-434-7192

For Investors: Birner Dental Management Services

Kalle Ahl, CFA

The Equity Group Inc.

kahl@equityny.com

212-836-9614